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1 Becton Drive
Franklin Lakes, NJ 07417-1880
www.bd.com



News Release

Contact:
--------                                                        [LOGO] BD
Camilla Jenkins / Media Relations - 201-847-5369                Indispensable to
Dean Paranicas / Investor Relations - 201-847-7102              human health


                BD BOARD AUTHORIZES ADDITIONAL SHARE REPURCHASES

Franklin Lakes, NJ (September 17, 2001) -- The Board of Directors of BD (Becton, Dickinson and Company) (NYSE: BDX) has authorized the Company to repurchase up to 10 million common shares of the Company. The Company plans to use the shares for general corporate purposes. Under the authorization the Company will purchase the shares from time to time in open market or block transactions. As of July 31, 2001, the Company reported shares outstanding of 258,544,900.

The Company said the new authorization is consistent with continued strong cash flow and its commitment to maintain prudent debt ratios.

BD is a medical technology company that manufactures and sells a broad range of supplies, devices and systems for use by healthcare professionals, medical research institutions, industry and the general public.

This press release may contain certain forward-looking statements (as defined under Federal securities laws) regarding the Company's performance, including future revenues, products and income, or events or developments that the Company expects to occur or anticipates occurring in the future. All such statements are based upon current expectations of the Company and involve a number of business risks and uncertainties. Actual results could vary materially from anticipated results described, implied or projected in any forward-looking statement. Factors that could cause actual results to vary materially from any forward-looking statement include, but are not limited to: competitive factors; pricing and market share pressures; uncertainties of litigation; the Company's ability to achieve sales and earnings forecasts, which are based on sales volume and product mix assumptions, to achieve its cost savings objectives, and to achieve anticipated synergies and other cost savings in connection with acquisitions; changes in regional, national or foreign economic conditions; increases in energy costs; fluctuations in costs and availability of raw materials and in the Company's ability to maintain favorable supplier arrangements and relationships; changes in interest or foreign currency exchange rates; delays in product introductions; and changes in health care or other governmental regulation, as well as other factors discussed in this press release and in the Company's filings with the Securities and Exchange Commission. We do not intend to update any forward-looking statements.


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